Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, M.D., President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company, Inc.

Mitra Ramgopal, Sidoti & Company, LLC

Edward Kressler, Angelo, Gordon & Co.

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the RadNet, Inc. First Quarter 2017 Financial Results Conference Call. Today’s conference is being recorded.

At this time, I would like to turn conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, Sir.

Mark D. Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s first quarter 2017 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2016, and RadNet's quarterly report on Form 10-Q to be filed shortly.

1

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrences of unanticipated events.

With that, I’d like to turn the call over to Dr. Howard Berger, President and Chief Executive Officer of RadNet.

Dr. Howard G. Berger, M.D.:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our first quarter 2017 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

I am very encouraged about our results this quarter. I believe it is a strong start to the year and our performance is in line with our 2017 internal projections. Our first quarter, because of the normal seasonality in our business, is typically our slowest quarter from a patient volume standpoint, and because a majority of our operating quotas (phon) are fixed, the fist quarters' EBITDA and profitability are generally more challenged. Despite this, our metrics improved nicely relative to the first quarter of last year, and our improvement was primarily from Same-Center gains.

As we have not made any significant acquisitions since the last quarter of 2015, our revenue increased 5.8% as a result of a combination of strong aggregate and Same-Center volume performance, as well as pricing increases. Aggregate volumes increased 2.5% relative to last year's first quarter. The increased volumes were particularly notable in our West Coast operations where total volumes increased 5% from the prior year's first quarter. Although East Coast volumes also increased, these increases were more modest and were negatively impacted by a severe snowstorm in the middle of March.

On the pricing side, we received increases in several of our markets from private payors. We are seeking more and more of the health plans with whom we contract, value these savings they receive, when outpatient imaging is directed into freestanding, non-hospital-based facilities like ours. We are gratified that these payors are willing to acknowledge the importance that we play within their provider networks.

Also driving Same-Center revenue performance was growth in the enrollment and pricing increases within our capitated contracts, which contributed to the over $2 million increase in our revenue under capitation agreements, quarter-over-quarter over prior year's same quarter. Revenue also increased from the continued implementation of 3-D breast imaging or tomography, where today a little over a third of our digital mammography systems have this capability. RadNet's implementation of 3-D imaging has been more accelerated on the East Coast where about 50% of our mammography systems have this capability.

3-D mammography is now being reimbursed by most of the large national payors, in addition to Medicare. We are finding that even in situations where patient health plans do not yet reimburse for the 3-D portion of a mammography exam, many of our patients are choosing to pay out-of-pocket in order to get tomography. I believe, as breast 3-D tomography becomes even more accepted by referring physicians and patients, RadNet will have further opportunity to capitalize on the enhanced revenue opportunity that 3-D breast imaging provides.

2

With respect to our EBITDA performance, during last year's first quarter, our EBITDA was aided by approximately $3.6 million of revenue and other income from our Qatar Management Services Agreement and meaningful use incentives we received as a result of the adoption of our eRAD software system. By comparison, during this year's first quarter, these two items total only $600,000. For comparison purposes, upon removing these items from both quarters, the EBITDA of our base imaging and related operations grew 19.5% quarter over prior year's quarter, which increased the EBITDA margin by a 137 basis points.

In addition to the pricing and procedural volume increases I already discussed, the strong EBITDA improvement was driven by effective control of our cross and by continuing improvement in our New York marketplace as a result of our integration of the three large acquisitions we made beginning in 2013 with Lenox Hill Radiology and in 2015 with the purchase of New York Radiology Partners and Diagnostic Imaging Group. The integration among these three groups has been a substantial undertaking. In less than four years we have gone from having no imaging centers or infrastructure in Manhattan and the surrounding boroughs to having almost 40 centers there currently.

As much of the integration has now been completed in this market, I remain excited about further opportunities to expand in the greater New York City area which includes acquisition possibilities, the potential for capitation with local medical groups and payors, hospital and health system partnerships.

As I discussed in our year-end financial results call, we launched the platform of our Breastlink program in Manhattan on April 1. We have contracted for the services of three well-known breast surgeons and one plastic surgeon located in the Columbus Circle area of Manhattan, which is co-located with one of our advanced imaging centers.

On average, 5 out of every 1,000 women utilizing screening mammography will result in breast cancer that must be treated. We are currently seeing over 250,000 women each year for mammograms in our New York City and Rockland County regions. Our plan is to attract a large portion of these women within our Breastlink operation, and we look forward to updating you on our progress with Breastlink New York as the year progresses.

From a strategic standpoint, we continue to pursue health system partnerships, a model that has been extremely beneficial for us in the past, particularly on the East Coast, where we have almost 15 established joint ventures. Last year in June, we established our first significant West Coast joint venture in Glendale, California, with Dignity Health. On April 1 of this year, we established two imaging joint ventures with Cedars-Sinai in the Santa Monica, California and San Fernando Valley region of Los Angeles. We are excited to partner with Cedars as it is one of the premier academic medical institutions in the country and has extensive outreach and breadth of capabilities that are expanding across the greater Los Angeles area. RadNet will continue to manage the operation of these imaging ventures on a day-to-day basis.

We are engaged in a variety of conversations for new joint ventures with health systems on both coasts, both with existing partners to expand our current relationships, and with new partners. I believe these discussions, if they result in new partnerships, could have a material effect on some of our local market strategies.

Some of you have also seen in our financial results press release this morning that we have exited the Rhode Island marketplace. As you may recall, we began operations in Rhode Island in 2011 as part of the acquisition of the U.S. operations of CML Healthcare in Canada. We were most interested in the CML assets in Maryland which, at the time, represented our largest competitor. Although we were intrigued about opportunities in the Rhode Island marketplace, those assets did not fit well with the overall RadNet strategy. We were unable to build enough scale there to be a meaningful player in that market. Thus, we determined that the centers were better off and more valuable in the hands of another strategic operator.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2017 performance. When he is finished, I will make some closing remarks.

3

Mark D. Stolper:

Thank you, Howard. I'm now going to briefly review our first quarter 2017 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation for certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance. Lastly, I will reaffirm 2017 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common Shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2017 results.

For the three-months ended March 31, 2017, RadNet reported revenue and Adjusted EBITDA of $229 million and $28.7 million respectively. Revenue increased $12.6 million or 5.8% over the prior-year same quarter and Adjusted EBITDA increased $1.6 million or 5.8% over the prior-year same quarter. Revenue increased from a combination of volume and pricing growth relative to last year's first quarter, aggregate procedural volumes rose 2.5% while Same-Center volumes rose 2.1%.

As discussed earlier by Dr. Berger, also contributing to the increase in revenue were pricing increases we received in several of our markets, as well as increases in enrollment and pricing in certain capitated contracts. As Dr. Berger discussed in his remarks, with respect to our EBITDA performance, during last year's first quarter, our EBITDA was aided by approximately $3.6 million of revenue and other income from our Qatar Management Service Agreement and meaningful use incentives we received as a result of the adoption of our eRAD software system. By comparison, during this year's first quarter, these two items totaled only $600,000. Removing these items from both quarters, the EBITDA of our base imaging business and related operations grew 19.5% over prior year's quarter. This is an increase of EBITDA margin of 137 basis points.

In the first quarter of 2017 we performed 1,534,243 total procedures. The procedures were consistent with our multimodality approach whereby 77.4% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2017 were as follows: 192,627 MRIs as compared with 183,254 MRIs in the first quarter of 2016; 147,763 CTs as compared with 139,451 CTs in the first quarter of 2016; 6,855 PET CTs as compared with 6,484 PET CTs in the first quarter of 2016; and 1,186,998 routine imaging exams which include nuclear medicine, ultrasound, mammography, x-ray and all other exams as compared with 1,167,720 of all these exams in the first quarter of 2016.

Net loss for the first quarter of 2017 was $1.2 million, or negative $0.03 per share compared to a net loss of $1.4 million or negative $0.03 per share reported for the three-month period ended March 31, 2016. This is based upon a weighted average number of shares outstanding of $46.6 million for both of these periods in 2017 and '16.

Affecting net loss in the first quarter of 2017 were certain non-cash expenses and nonrecurring items, including the following: $3.3 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restrictive stock; $203,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $814,000 of combined non-cash amortization of deferred financing costs and loan discounts related to the financing fees paid as part of our existing credit facilities.

4

With regards to some specific income statement accounts, overall, GAAP interest expense for the first quarter of 2017 was $10.2 million. This compares with GAAP interest expense in the first quarter of 2016 of $10.7 million. Cash paid during the period for interest was $11 million as compared to $9.1 million in last year's first quarter. For the first quarter of 2016, bad debt expense was 5.5% of our service fee revenue net of contractual allowances and discounts compared to 5.1% for the first quarter of 2016.

At March 31, 2017, after giving effect to bond and term loan discounts, we had $627.6 million of net debt, which is total debt less our cash balance, but we were undrawn on our revolving $117.5 million line of credit. At March 31, 2017, our accounts receivable balance was $169.5 million, an increase of $5.3 million from year-end 2016. The increase in accounts receivable is mainly from increased patient volume towards the end of the first quarter where payments were not received as of March 31.

Our DSO, or Days Sales Outstanding, was 59.2 days at March 31, 2017, which is down from 61.2 days at year-end 2016. During the quarter, we repaid $8.2 million of notes and leases payable and term loan debt, and had cash capital expenditures net of dispositions of $30.3 million, and purchased equipment on capital leases of approximately $5.2 million.

At this time, I'd like to reaffirm our 2017 Fiscal Year guidance levels, which we released in conjunction with our fourth quarter and year-end 2016 financial results. For total net revenue, our guidance level is $895 million to $925 million; Adjusted EBITDA, our guidance level is $135 million to $145 million; capital expenditures, our guidance level is $55 million to $60 million; our cash interest expense, our guidance level is $35 million to $40 million; and for free cash flow generation, our guidance level is $40 million to $50 million.

With respect to Medicare reimbursement for 2018, there is nothing yet to report at this time. As is typical each year, we are expecting CMS to release a preliminary rate schedule sometime in June or July, at which time we will analyze CMS's proposal and our industry's lobbying group, the Association for Quality Imaging, of which Steve Forthuber, RadNet's East Coast Chief Operating Officer, is the Chairman. We'll provide CMS our industry's feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMS's proposal and its impact, if any, upon RadNet's future results.

I'd now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard G. Berger, M.D.:

Thank you, Mark. In the coming quarters we expect that much of our focus will be on continuing to improve our operations, pursuing health system partnerships, and completing tuck-in acquisitions. We de-levered our balance sheet by over half a turn of leverage during 2016 and I anticipate that we can also deleverage in 2017, particularly in the second half of this year when we will have already completed the majority of our capital spending.

I continue to believe that with RadNet's model, characterized by geographic concentration, multimodality approach, health system partnerships, and capitation, ideally position us for the changing landscape of healthcare. Regardless of what happens with healthcare on a legislative level, the practical economics of the rising cost of healthcare in this country will re quire change and new payment models, models that address population health and risk-taking rather than the traditional fee-for-service approach.

RadNet has always been on the forefront of entrepreneurial payment models, business structures, and partnerships, we’ve been managing imaging for and taking utilization risk associated with large patient populations for over 20 years. We have established key health system partnerships on both coasts under a variety of operating financial structures, with preserved (phon) related business opportunities, such as radiology software, in-patient staffing, teleradiology, and breast disease management.

We've grown to be the largest provider of outpatient imaging in all of our core markets. I believe that the great efforts associated with creating all of this has provided us with the background and experience necessary to be successful in the changing future landscape of the healthcare delivery system. I look forward to updating all of you on our progress as the year progresses.

5

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you. If you'd like to ask a question during today's call, please press star, then one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star, one at this time.

We'll take our first question from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut:

Hey. Good morning, guys. Congrats; pretty strong quarter. Howard, first question for you; so, on that last point that you just made, as we think about health systems and what we're seeing on the radiology side, right—I mean you've got Envision (phon) and you've got MEDNAX (phon) both trying to acquire and win contracts from the hospitals, and then you guys are obviously trying to do your joint ventures, I mean what is the decision process from a hospital's perspective to either outsource a contract to one of those guys or JV with you, and what is your pitch in order to make the JV structure a more attractive proposition for a hospital's CEO?

Dr. Howard G. Berger, M.D.:

Morning, Brian. Well, our pitch isn't so much to the hospital from an in-patient standpoint. Our pitch to the hospitals are really what they need to be focused on in terms of larger population health management and how imaging is really the gateway for so many diseases today, particularly those that lend themselves well to the screening processes. So, while I am quite well aware of the activity going on in the in-patient space between or amongst the people that you mentioned, MEDNAX, Envision, Team Health is another, etc., that model is a little less attractive to us given that our focus is primarily outpatient business, number one; number two, the long-term models that I see are going to be favoring more of the ambulatory and outpatient providers than they are in-patient, as the efforts to ramp down hospital utilization by reducing the length of stay and having alternative systems to manage patients before they get to the hospital, I think, continues to put pressure on hospital systems.

So, our focus will be not necessarily on what is in the best interest of a particular hospital or radiology group, but how does that hospital or health system position itself in a marketplace that needs to have a greater reach for its services than just those provided on its immediate campus.

Brian Tanquilut:

All right. Just a follow-up. Sorry, go ahead.

Mark D. Stolper:

I was just going to add, Brian, that there's been a multi-decade migration of business that's been leaving the hospitals in favor of ambulatory providers, whether that's imaging, laboratories, surgery centers, physical therapy, you name it. Anything that can be done outside the four walls of a hospital, these days is migrating towards the outpatient players, and so what we've recognized is that the hospitals who are forward-thinking have been seeing this migration and they're looking at ways and mechanisms where they can recapture some of that outpatient business. Instead of trying to fight that trend, how do they participate in the trend? So those forward-looking hospitals have approached us or we've approached them in our markets and are looking at ways that they can now participate in that growth of the ambulatory practices.

6

They also recognize that a lot of these patients who are very sick will ultimately find their way into the hospital through surgeries and other services that they provide on an in-patient basis, so they look at these outpatient ambulatory operations as kind of theater systems, ultimately for their hospitals. From our standpoint, we like it a lot because it takes one of our competitors, which tends to be the local hospitals, out of commission or we join forces with one of our competitors for the outpatient business, and many of these hospitals are health systems with whom we're partnering, have acquired and been more aggressive over the last few years in acquiring physician practices and other operations outside of their four walls that can be tremendously valuable referral sources into our outpatient imaging. We hope that once we join forces with a local hospital, then the outreach that they have in the community will help to drive our volumes.

Brian Tanquilut:

No. That makes a lot of sense. Dr. Berger, one thing that we're hearing reading trade industry regs and just talking to physicians, is artificial intelligence getting into the radiology space. So, what are your views in terms of the future of radiology and how technology plays into it, whether it's a risk or an opportunity?

Dr. Howard G. Berger, M.D.:

I think it's both, actually, risk and opportunity, not so much risk for RadNet but risk for radiologists that are resistant or cannot adapt to these changes. What I like to stress when I meet with people regarding this subject is that artificial intelligence or cognitive learning or machine learning—whatever term you want to use—I think is perhaps more important in radiology than it may be in any other specialty. The reason I say that is that you have to look deeper into what's happening inside radiology from a technology standpoint.

As more and more of the equipment becomes increasingly sophisticated and capable of generating in shorter periods of time numerous more images, it is becoming increasingly difficult for radiologists to keep up the productivity and the quality of imaging that the enormous amounts of data produced by these pieces of equipment—let me give an example.

In the transition from 2-D to 3-D mammography, the amount of data that the 3-D breast tomography systems are capable of generating are somewhere between 17 and 20 times the amount of conventional 2-D mammography. What's really driving that are the enormous numbers of additional images produced. I could make that same comment with MR and with CT, as the number of seat slice scanners goes up for the CT scanners—what used to be single slice and now you're talking about 256, 512 slices—the amount of data and the ability of the human eye to go ahead and look at each one of these images and detect the slight abnormalities that might be seen become increasingly difficult, not only for the average radiologist, but also tend to slow them down and become quite fatiguing over the period of time.

So, I look at artificial intelligence being able to sift through these enormous amounts of data and identify the pertinent images that might require further evaluation by the radiologists, allowing them to be more selective, and at the same time, letting the artificial intelligence give its own interpretation of what the potential differential diagnosis might be that a radiologist can then use when he does his consulting work with the referring physician.

So, I don't believe artificial intelligence will replace radiologists. I think it will enhance all of our ability to make everybody in the system more efficient, more accurate, and in the case of RadNet, more productive in terms of how it's able to manage the large numbers of patients that we expect to continue to see coming through our centers.

Brian Tanquilut:

No. I appreciate that comment. Mark, last question for you; so, as we think about EBITDA progression for the year, how should we think about the cadence of EBITDA as we think about Q2, Q3, Q4? Then also, I noticed that the capitated revenue has been pretty stable at sort of $27 million, $28 million range. I mean, is there anything that you would call out there? Then how do you foresee that growing in the future?

7

Mark D. Stolper:

Sure. Sure. So there's a natural seasonality to our business where first quarter is usually the weakest in terms of volume and profitability given that most of our costs are fixed costs. We see that the second and third quarter, the summer months, tend to be stronger. Fourth quarter, depending upon where the holidays fall, whether they fall in the middle of the week or towards the end or the beginning of the week, and depending upon what the weather situation is, if there's an early and bad winter, severe winter on the East Coast, can affect our results. But we usually see second and third quarter being our strongest quarter of the year, although we have seen very strong fourth quarters in the past.

This seasonality has changed over the last 10 to 15 years, since I've been in the business. It used to be that the first quarter—was strong in the fourth quarter because of the holidays and the winter was weak, but what's happened, we've seen, is that there's been a pretty steady migration of patients going into these higher deductible health plans, which has caused them to, at the end of a year, try to scramble and get any types of services done that are elective or that could otherwise be delayed. They want to get that done before their deductible resets at the beginning of the year. Then once the beginning of the year comes on, they've either had some of those services, so they don't need them, or there's kind of a psychological effect where people don't want to start blowing through their deductibles until they really have to, so just delay and delay and delay until they suddenly start using their deductibles. So, we've seen a lighter first quarter typically than in the past, and that continues to be the case.

The second part of your question, Brian was?

Brian Tanquilut:

Capitation revenues.

Mark D. Stolper:

Capitation, yes. I mean, we did see some growth in capitation. Our capitation revenue quarter-over-quarter was up $2 million, about half of which was based upon greater enrollments in these capitation contracts. Remember, we're getting a per member, per month fee for these commercial and Medicare advantage lives, and so as enrollment changes, that per member, per month fee goes up or down. So we have seen some growth in enrollment, which is nice, and that's basically the typical growth here that we're seeing in managed care in California. Then half of that was from pricing increases. So we've got $1 million of that $2 million were from price increases that have happened over the last 12 months.

Brian Tanquilut:

Got it. All right. Thanks, guys.

Dr. Howard G. Berger, M.D.:

Thanks, Brian.

Mark D. Stolper:

Thank you.

Operator:

Moving on, we'll take our next question from Mitra Ramgopal with Sidoti. Please go ahead.

8

Mitra Ramgopal:

Hi. Good morning. First just a few questions regarding the exit from Rhode Island. I was wondering if you could give us a sense as to the revenue from the five locations.

Dr. Howard G. Berger, M.D.:

Sure. The revenue from the five locations was about $6.5 million to $7 million on an annual basis and the amount of volume that we were talking about from those five locations was about, I believe about 75,000 exams per year.

Mitra Ramgopal:

Okay. Thanks. Can you talk a little about maybe the competitive environment? You mentioned an operator was looking to expand there and so you sold or—are you seeing other operators in some of the other geographies you're in right now or expanding?

Dr. Howard G. Berger, M.D.:

Yes. In all the geographies that we remain providing our services, there are opportunities to expand. In our five core markets—California, New York, New Jersey, Delaware, and Maryland—we are already the largest outpatient imaging provider in each of those markets and we continue to see smaller operators desirous of becoming part of either the RadNet operation or perhaps finding it too difficult for them to continue themselves and closing shop. So, we were not particularly interested in staying in the Rhode Island market since we couldn't elevate our presence in that market to a similar position, and rather than invest more capital in a market where we were not going to be the dominant player, we felt it better to exit that market and be able to redeploy that capital into our existing markets where we have greater size and leverage.

Mitra Ramgopal:

Okay. Thanks, for the color there. Just on the pricing side, clearly you're seeing some nice initial success in terms of the 3-D mammography and you mentioned you've got some pricing in terms of with auto (phon) payors. I know you talked about the upcoming CMS proposals, etc., but it seems like at least from a pricing standpoint, it's pretty favorable for you right now?

Dr. Howard G. Berger, M.D.:

Well, yes; I think it is. I think it's favorable more because of the position that we've been able to establish in our markets where other than, let's say, Medicare, which is controlled by CMS, we're able to go back to individual payors and negotiate different reimbursement rates, and there's hardly ever been a case where we didn't go back and get some additional benefit moving forward. But I think that's more, again, of not necessarily an industry-wide phenomena, it's more of a testimonial to the RadNet strategy where we have such an important seat at the table that we can have these conversations and try to stress the importance of making certain that reimbursement is reasonable and equitable for us and how much the payors can actually save by putting plan design together or marketing strategies with us that move patients out of the hospital systems, which typically cost the patient and the payors three to four times what it would be in a freestanding outpatient facility.

So, I think I'd like to give credit to the entire RadNet Team in terms of its execution of the strategy that has made this possible. I don't think that the average imaging center operator can simply walk into a payors' offices and expect to get increase in his reimbursement.

9

Mitra Ramgopal:

Good. Thanks. That's great. Then finally, again, I know we're pretty early still in terms of talks about healthcare reform, but I don't know if you could kind of give us a sense of how much you think the Affordable Care Act might have helped you, and did you see early—it being fairly neutral for your business in terms of any changes in terms of Obama Care?

Dr. Howard G. Berger, M.D.:

Yes. Well, I think the primary benefit from the ACA was really here in California. I think it has been negligible in the other markets that we're in and I think that's just a matter of demographics. Here in California, and as we've seen with at least some of the preliminary information regarding the repeal, replace—I'm not certain what it's going to be in its final form of the ACA—but in California, so many of the uninsureds have been opting out for either the exchanges here or other types of plans that the payors here have created. I don't believe that the state is going to shirk away from its opportunity and the benefit of having these people insured. So, whatever changes may shift, may occur, could wind up shifting responsibly from the Federal Government to the state, and I believe the California, because it's in a much better economic position than it was, let's say, five years ago, will be very responsible for making certain that these people who have now entered into the health system, which is probably statewide somewhere between 1.5 million to 2 million people don't filter back out into the uninsured marketplace, which costs the system far more money than it does to have them properly insured.

Mitra Ramgopal:

Okay. Thanks again for taking the question.

Dr. Howard G. Berger, M.D.:

You're welcome.

Mark D. Stolper:

Thanks, Mitra.

Operator:

Once again, if you'd like to enter the question queue, that is star, one on your telephone keypad. We'll take our next question from Ed Kressler with Angelo Gordon. Please go ahead.

Edward Kressler:

Good morning. Thanks for having the call. Real quick on cap ex, just trying to get a sense in terms of the cadence through 2017. Q1 was a pretty heavy number, so I guess about half of your guidance is already spent. Just wanted to get a sense in terms of where that's going. I know Dr. Berger had made some commentary regarding equipment for 3-D mammography and I was wondering if it's going there. Then what's kind of a more normalized run rate number for cap ex as the business kind of moves past this fish bowl that we've been in? Thank you.

Dr. Howard G. Berger, M.D.:

Well, our guidance for cap ex is $55 million to $60 million for the year. In the first quarter, as you've seen, we spent about $35 million. So, we're very comfortable with that range, but in and of itself, that would tell you that over the remainder of the year we don't anticipate spending more than about $25 million over the remaining three quarters here. This is a fairly typical pattern for the Company over the last several years where we begin projects at the end of the year and the bulk of our spending occurs in that first quarter.

10

So, as Mark alluded to in his remarks, the fact that there will be a significant lower spending primarily in the third and fourth quarters, should allow us to accumulate more cash and continue de-levering our balance sheet. So, where that money is being spent is a broad spectrum; some of it is for a couple of new facilities that we're building here, one on the East Coast and one on the West Coast; some of it for expansion in the East Coast for our Breastlink initiative in New York; some of it will be for continued investment into the 3-D mammography; and some of it will be the continued upgrading of equipment, particularly in the x-ray area where the reimbursement from Medicare will decrease if you don't make a transition into the more sophisticated digital x-ray technology, which we began last year and will finish off this year to avoid any kind of reimbursement reductions that are going to take place for people who haven't made the transition starting in 2018.

So I don't think there's any one area where we're going to be more heavily spending than others. Some of the spending will be maintenance cap ex, as always, but a good part from this point forward will also be for growth cap ex, particularly as it relates to 3-D tomography and our Breastlink initiatives.

Edward Kressler:

Any sort of guidance in terms of what run rate maintenance cap ex will be?

Dr. Howard G. Berger, M.D.:

Generally speaking, we're comfortable that about half of our cap ex is maintenance and half of it is growth cap ex. That distinction is one that require a longer explanation, but much of what we do when it comes to equipment, like CT scanning and MR scanning, as actually growth cap ex, as well as maintenance cap ex because the newer equipment allows us to do a greater breadth of procedures and also to increase capacity by reducing scan times. So, when we have opportunities like that, and particularly when we have high demand and some backlog issues, you'll see a lot of our spending will come along those lines because, overall, that enhances not only upgrading our facilities and keeping our competitive advantage in the marketplace, but also enhancing revenue opportunities. But roughly speaking, I think a 50/50 mix is accurate.

Edward Kressler:

Okay. That's great. Thank you so much.

Dr. Howard G. Berger, M.D.:

Thank you.

Operator:

Once again, that is star, one if you have a question or comment on today's call.

It appears there are no further questions at this time. I would like to turn the call back over to Management for any additional or closing remarks.

Dr. Howard G. Berger, M.D.:

Thank you, Operator. Again, I would like to take the opportunity to thank all of our Shareholders for their continued support and the employees at RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investments for all Stakeholders.

Thank you for your time today and I look forward to our next call.

Operator:

Once again, that does conclude today's conference. Thank you for your participation. You may now disconnect.

11